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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934


                           NEW CENTURY FINANCIAL CORP
             -----------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             -----------------------------------------------------
                         (Title of Class of Securities)

                                   6432D-20-0
             -----------------------------------------------------
                                 (CUSIP Number)

                                January 2, 2008
             -----------------------------------------------------
            (Date Of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ] Rule 13d-1(b)

      [ ] Rule 13d-1(c)

      [x] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No. 6432D-20-0                   13G                     Page 2 of 5 Pages
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   1.  NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

       Ronald Moschetta
       I.R.S. #132 48 3281
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   2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [ ]
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   3. SEC USE ONLY:

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   4. CITIZENSHIP OR PLACE OF ORGANIZATION:

       New York
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   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            317,275
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:            317,276
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER: 0
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 317,276
--------------------------------------------------------------------------------
  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

       [ ]
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  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 7.05%
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  12.  TYPE OF REPORTING PERSON: IN
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CUSIP No. 6432D-20-0                   13G                     Page 3 of 5 Pages
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Item 1.     (a)   Name of Issuer:

                  NEW CENTURY FINANCIAL CORP
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:

                  18400 VON KARMAN
                  SUITE 1000
                  IRVINE, CA 92612
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:

                  Ronald Moschetta
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:

                  345 Blackheath Road
                  Lido Beach, NY 11561
                  --------------------------------------------------------------
            (c)   Citizenship:

                  New York
                  --------------------------------------------------------------
            (d)   Title of Class of Securities:

                  Series A Preferred
                  --------------------------------------------------------------
            (e)   CUSIP Number:

                  6432D-20-0
                  --------------------------------------------------------------
Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            (a) [ ] Broker or dealer registered under Section 15 of the Act
                    (15 U.S.C. 78o).

            (b) [ ] Bank as defined in Section 3(a)(6) of the Act
                    (15 U.S.C. 78c).

            (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act
                    (15 U.S.C. 78c).

            (d) [ ] Investment company registered under Section 8 of the
                    Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e) [ ] An investment adviser in accordance with Sections
                    240.13d-1(b)(1)(ii)(E);

            (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

            (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

            (h) [ ] A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).
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CUSIP No. 6432D-20-0                   13-G                    Page 4 of 5 Pages
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Item 4.     Ownership as of NOVEMBER 30, 2007.*

            (a) Amount beneficially owned:
            See the response(s) to Item 9 on the attached cover page(s).

            (b) Percent of Class:
            See the response(s) to Item 11 on the attached cover page(s).

            (c) Number of shares as to which such person has:

                (i) Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                (ii) Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                (iii) Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                (iv)  Shared power to dispose or to direct the disposition of:
                      See the response(s) to Item 8 on the attached cover page(s).

Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable

Item 9.     Notice of Dissolution of Group.

            Not Applicable

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a
            participant in any transaction having that purpose or effect.
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CUSIP No. 6432D-20-0                   13-G                    Page 5 of 5 Pages
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                                   Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:       January 13, 2008

Signature:  /s/ Ronald Moschetta
            --------------------------------------------------------------------

Name/Title: Ronald Moschetta
            --------------------------------------------------------------------

* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).